Exhibit 99.1

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES SECOND QUARTER AND SIX MONTH 2014 FINANCIAL RESULTS

Reports Positive Top-line Results from Zerenex™ Open Label Extension Study

Keryx to Host Conference Call Today at 8:00 am ET

NEW YORK, August 7, 2014 (GLOBE NEWSWIRE) — Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for patients suffering from renal disease (the “Company” or “Keryx”), today announced its financial results for the second quarter ended June 30, 2014. At June 30, 2014, the Company had cash, cash equivalents, interest receivable, and investment securities of $137.1 million, as compared to $55.7 million at December 31, 2013.

“The transformation that our company has undergone since the beginning of the year is remarkable,” said Ron Bentsur, Chief Executive Officer of Keryx. “As we prepare to complete the transition to a commercial-stage company, we have added a wealth of talent to the organization, most recently with the hiring of our regional sales directors. We remain focused on launch preparations in order to best position Zerenex for commercial success, pending potential drug approval.”

Business Highlights

•	Keryx has made significant progress preparing for the potential launch of Zerenex™ (ferric citrate) in the U.S., pending approval on the PDUFA action goal date of September 7, 2014. The Company has conducted significant market research, finalized the territory alignment and is building the infrastructure and implementing the systems necessary to support launch. Keryx has recently hired regional sales directors and is in the process of recruiting the full sales team, contingent upon approval. The Company intends to commercially launch the product within approximately 12 weeks post approval.

•	The Company’s long-term open label extension (“OLE”) study for Zerenex in dialysis dependent chronic kidney disease (“CKD”) patients (n=168) is now complete. Patients who had participated in and successfully completed the long-term pivotal Phase 3 study were eligible for enrollment in the 48-week OLE study, providing for cumulative exposure to Zerenex of up to 2 years. Data from this study showed that Zerenex effectively controlled serum phosphorus within the KDOQI guidelines suggested range of 3.5 to 5.5 mg/dL; that transferrin saturation (TSAT) increased and plateaued; and that ferritin plateaued and decreased after week 36. Additionally, use of IV iron and erythropoiesis stimulating agents (ESAs) decrease over the course of this extension study, with 85% of patients not receiving any IV iron in the last 12 weeks of the study. Importantly, the safety profile observed in the OLE study was consistent with that seen in the long-term pivotal Phase 3 study and there were no clinically meaningful changes in liver enzymes or aluminum levels over the course of the study. The Company plans to submit the full data from the OLE study as an abstract to a major medical meeting.

•	Additionally, results from the PERFECTED study (PhosphatE binding and iRon delivery with FErric CiTrate in EsrD) were recently published online in the Journal of the American Society of Nephrology (JASN). The PERFECTED study is the pivotal, long-term, randomized, active control Phase 3 study of ferric citrate for the treatment of hyperphosphatemia in patients with end-stage renal disease (ESRD) on dialysis, and formed the basis for the Company’s NDA submission.

Second Quarter and Six Months Ended June 30, 2014 Financial Results

At June 30, 2014, the Company had cash, cash equivalents, short-term investments and interest receivable of $137.1 million, as compared to $55.7 million at December 31, 2013. In January 2014, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $107.5 million, net of underwriting discounts and offering expenses of approximately $7.5 million. In February 2014, the Company received a $10.0 million milestone payment from its Japanese partner for Zerenex, Japan Tobacco Inc. and Torii Pharmaceutical Co. (“JT/Torii”), related to the manufacturing and marketing approval of ferric citrate in Japan in January 2014.

The net loss for the second quarter ended June 30, 2014 was $22.4 million, or $0.24 per share, compared to a net loss of $11.4 million, or $0.14 per share, for the comparable quarter in 2013, representing an increase in net loss of $11.0 million. For the second quarter ended June 30, 2014, research and development expenses increased by $3.1 million, as compared to the second quarter of 2013, related to the Company’s Zerenex program, including costs associated with the manufacturing of pre-launch inventory and capacity expansion. General and administrative expenses during the second quarter of 2014 increased by $8.0 million, as compared to the second quarter of 2013, primarily related to pre-commercial activities related to Zerenex. The net loss for the second quarter ended June 30, 2014, included $2.6 million of non-cash compensation expense related to equity incentive grants.

The net loss for the six months ended June 30, 2014 was $35.9 million, or $0.40 per share, compared to a net loss of $13.4 million, or $0.17 per share, for the comparable period in 2013, representing an increase in net loss of $22.5 million. In January 2014, the Company recorded license revenue of $10.0 million for the milestone payment received from its Japanese partner for Zerenex, JT & Torii, as discussed above. For the six months ended June 30, 2014, research and development expenses increased by $13.0 million, as compared to the six months ended June 30, 2013, related to the Company’s Zerenex program, including costs associated with the manufacturing of pre-launch inventory and capacity expansion and preparation and submission of its MAA to the EMA. The six months ended June 30, 2014, also includes a $2.0 million one-time milestone payment to the licensor of Zerenex, related to JT/Torii’s achievement of the Japanese marketing approval milestone in January 2014. General and administrative expenses during the first six months of 2014 increased by $12.6 million, as compared to the first six months of 2013, primarily related to pre-commercial activities related to Zerenex and related personnel costs. The net loss for the six months ended June 30, 2014, included $5.2 million of non-cash compensation expense related to equity incentive grants.

Conference Call Information

Keryx will host an investor conference call today, Thursday, August 7, 2014, at 8:00am ET to discuss the Company’s second quarter 2014 financial results and provide a business outlook for the remainder of 2014. In order to participate in the conference call, please call 1-855-210-9373 (U.S.), 1-817-382-4419 (outside the U.S.), call-in ID: KERYX.

A telephone replay will be available from approximately 11:00 a.m. ET on August 7, 2014 through midnight August 21, 2014. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the replay is 81828729. The audio recording of the conference call will also be available for replay at http://www.keryx.com, for a period of 15 days after the call.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUE:
License revenue	$—	$—	$10,000	$7,000

OPERATING EXPENSES:
Research and development	10,275	7,177	26,634	13,607
General and administrative	12,268	4,277	19,560	7,005

TOTAL OPERATING EXPENSES	22,543	11,454	46,194	20,612

OPERATING LOSS	(22,543)	(11,454)	(36,194)	(13,612)

OTHER INCOME:
Interest and other income, net	129	96	250	199

NET LOSS	$(22,414)	$(11,358)	$(35,944)	$(13,413)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.24)	$(0.14)	$(0.40)	$(0.17)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	91,516,606	81,739,731	90,025,305	79,875,273

Balance Sheet Information:

	June 30, 2014	December 31, 2013*
	(unaudited)
Cash, cash equivalents, interest receivable, and short-term investment securities	$137,121	$55,696
Total assets	$142,894	$60,766
Accumulated deficit	$(475,284)	$(439,340)
Stockholders’ equity	$124,305	$45,400

*	Condensed from audited financial statements.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients suffering from renal disease. In the United States, ferric citrate is currently under review by the Food and Drug Administration (FDA) for the treatment of hyperphosphatemia in dialysis-dependent chronic kidney disease (CKD) patients, where, pending approval, it will be marketed by Keryx. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd.

About Zerenex™

Zerenex™ (ferric citrate), is an oral, ferric iron-based phosphate binder. Keryx has completed a U.S.-based phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in dialysis-dependent CKD patients, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of September 7, 2014. Keryx has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA), seeking the approval of Zerenex as a treatment of hyperphosphatemia in patients with all stages of CKD and that application is currently under review.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the potential clinical benefits to be derived from Zerenex, regulatory submissions and approvals, the potential commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA ultimately deny approval of the U.S. NDA, and/or MAA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether the launch of Riona® will be successful by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd.; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan, Vice President, Corporate Development and Public Affairs

Tel: 508.479.3480 – e-mail: amy.sullivan@keryx.com